Exhibit 99.1

601 Poydras Street
Suite 2400
New Orleans, Louisiana 70130
(504) 587-7374
Fax: (504) 362-1818
NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

David Dunlap, CEO; Robert Taylor, CFO;

Greg Rosenstein, VP of Investor Relations, (504) 587-7374

Superior Energy Services, Inc. Announces $700 Million Senior Note Offering

NEW ORLEANS, La., November 21, 2011 — Superior Energy Services, Inc. (NYSE: SPN) announced today that SESI, L.L.C. (“SESI”), a direct, wholly-owned subsidiary of the Company, is proposing to offer in a private placement $700.0 million in aggregate principal amount of senior unsecured notes due 2021 (the “Notes”). The Notes being offered by SESI have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act.

The Company intends to use the net proceeds from this offering, together with cash on hand and the proceeds of a term loan and borrowings under a revolving credit tranche of its senior credit facility, which it intends to amend and restate, to pay the cash consideration component of the Company’s announced acquisition of Complete Production Services, Inc. (“Complete”), satisfy and discharge the indenture governing Complete’s existing 8.0% senior notes due 2016, repay any amounts outstanding on the closing of the acquisition under, and terminate, Complete’s senior secured credit facility and pay related fees and expenses.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.